Exhibit 10.3
DIRECTOR FEES
On August 24, 2009, the Board of Directors of Bank of Granite Corporation (the “Company”) approved changes in the Company’s director fees for the remainder of 2009, as recommended by the Board of Director’s Compensation Committee and its Nominating and Corporate Governance Committee. Beginning in October 2009, the following fees will be paid to non-employee directors:
The Chairman will receive an annual retainer of $11,250, payable in quarterly installments of $2,812.50, in addition to a meeting fee of $750 per board meeting chaired, payable quarterly.
The Vice Chairman will receive an annual retainer of $10,500, payable in quarterly installments of $2,625, in addition to a meeting fee of $375 paid to directors for each board meeting attended, payable quarterly.
Each director other than the Chairman and Vice-Chairman will receive an annual retainer in the amount of $7,500, payable in quarterly installments of $1,875, in addition to a meeting fee of $375 for each board meeting attended, payable quarterly.
Committee members will receive a meeting fee, payable quarterly, in the amount of $187.50 for each committee meeting attended. Committee chairpersons will receive a meeting fee, payable quarterly, in the amount of $300 for each committee meeting they conduct, which is in lieu of the $187.50 committee meeting fee paid to the other committee members in attendance.